Exhibit 99

KonaTel Reports Fiscal Year 2023 Results

Positioned for Growth in 2024; Focused on Higher Margin Product Mix

DALLAS, April 1, 2024 -- KonaTel, Inc. (OTCQB: KTEL) (www.konatel.com), a voice/data communications holding company, today announced financial results for the year ended December 31, 2023.

Full Fiscal Year 2023 Financial Highlights (2023 vs. 2022)

•	Revenues of $18.2 million compared to $20.0 million for the year ended December 31, 2022. The decrease in revenue was due to fewer activations within the company’s Mobile Services segment as a result of reduced government subsidized revenues, as well the company’s change in strategy in late 2022.
•	Gross profit of $3.4 million compared to $5.0 million for the year ended December 31, 2022.
•	GAAP net loss of $(3.9) million, or $(0.09) per diluted share, compared to $(3.0) million, or $(0.07) per diluted share, in the year ended December 31, 2022.
•	Non-GAAP net loss of $(2.9) million, or $(0.07) per diluted share, compared to non-GAAP net loss of $(1.8) million, or $(0.04) per diluted share, in the year ended December 31, 2022.
•	Cash and cash equivalents of $777,000 compared to $2.1 million as of December 31, 2022.

Quarterly Financial Highlights (Q4 2023 vs. Q4 2022)

•	Revenue of $4.9 million, an increase of 2.3% compared to $4.8 million. This increase was directly related to an expansion of our mobile subsidized services.
•	Gross profit was $334,000, or 6.8% gross profit margin, compared to $2.0 million, or 41.5% gross profit margin. The decline in gross profit was directly related to reduced subsidized mobile activations in Q4-2022 triggering substantially lower customer acquisition costs (booked at time of sale) compared to increased activations in Q4-2023 triggering higher customer acquisition costs (booked at time of sale).
•	Total operating expenses were $1.8 million, down 8.1%, compared to $1.9 million. This decrease was primarily due to a slight reduction in operational personnel.
•	GAAP net loss was $(1.7) million, or $(0.04) per diluted share compared to $(84,000), or $(0.00) per diluted share. The loss for the three months ended December 31, 2023, was impacted by reduced subsidized mobile activations in Q4-2022 triggering substantially lower customer acquisition costs (booked at time of sale) compared to increased activations in Q4-2023 triggering higher customer acquisition costs (booked at time of sale).
•	Non-GAAP net loss was $(1.2) million, or $(0.03) per diluted share, compared to Non-GAAP net income of $237,000, or $0.01 per diluted share.

Sean McEwen, Chairman and CEO of KonaTel stated, "At the end of 2022, we initiated our strategy and began geographically emphasizing sales of our government-subsidized mobile service where the product mix yielded higher reimbursement products and services. While this action resulted in transitional elements and more challenging year-over-year comparisons in 2023, we have stabilized our distribution efforts and since the end of 2023 substantially improved our balance sheet. All these items combined will position the company for growth in 2024.”

McEwen continued, "Going forward, our focus is two-fold. First, we are taking steps to continue to grow our government-subsidized mobile business in higher margin lines of our target markets by establishing partnerships that reduce the need for additional capital and offering unique services. As one of only a few Eligible Telecommunications Carriers (‘ETC’) with a national license approved to offer state-subsidized Lifeline in California, we are being more aggressive in offering our product in that state. California is unique in that it provides significant state lifeline benefits on top of the federal benefits. In addition, we are also focused on selling government-subsidized mobile products in states with substantial tribal land coverage, such as Oklahoma, where government subsidies are higher. Since Lifeline is a fully funded program through the FCC’s Universal Service Access fund, we can continue to grow that underserved market while the ACP program finalizes its definitive funding source. Additionally, we added eight new states (AL, CO, MI, MO, RI, TN, WV, WY) to our current Lifeline license portfolio in the first quarter of 2024, for a total of 19 states with additional states pending.”

McEwen continued, “Second, as part of a long-term revenue diversification strategy, we are aggressively implementing initiatives to grow our hosted CPaaS (Communications Platform as a Service) business. In the third quarter, our wholly-owned CPaaS subsidiary, Apeiron, entered into a five-year agreement with Viva-US Telecommunications, Inc. (‘Viva-US’), as the exclusive supplier of wholesale cellular voice & data, messaging, international call termination, smart SIM (Subscriber Identity Module) and other telecommunications services. Viva-US is a new U.S. Mobile Virtual Network Operator (‘MVNO’) and part of the Balesia Technologies group of companies currently supporting over three million cellular customers in central and South America. Viva expects to begin on-boarding customers soon, which will result in additional monthly recurring revenue for KonaTel. In addition to our new Viva partnership, we entered into an annual wholesale agreement with Altigen (OTC: ATGN) to provide advanced voice and messaging services in support of the Altigen network. Apeiron has been expanding its CPaaS software platform to include a variety of additional services, and we have added highly experienced sales capability aimed at growing wholesale and enterprise accounts in the IoT (Internet of Things), LTE and 5G data services, copper replacement services, international and domestic voice services and SMS services product arenas.”

About KonaTel

KonaTel provides a variety of retail and wholesale telecommunications services including mobile voice/text/data service supported by national U.S. mobile networks, mobile numbers, SMS/MMS services, IoT mobile data service, and a range of hosted cloud services. KonaTel’s subsidiary, Apeiron Systems (www.apeiron.io), is a global cloud communications service provider employing a dynamic “as a service” (CPaaS/UCaaS/CCaaS/PaaS) platform. Apeiron provides voice, messaging, SD-WAN, and platform services using its national cloud network. All Apeiron’s services can be accessed through legacy interfaces and rich communications APIs. KonaTel’s other subsidiary, Infiniti Mobile (www.infinitimobile.com), is an FCC authorized wireless Lifeline carrier with an FCC approved wireless Lifeline Compliance Plan, authorized to provide government subsidized cellular service to low-income American families. KonaTel is headquartered in Plano, Texas.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements in this press release. This press release should be considered in light of the disclosures contained in the filings of KonaTel and its “forward-looking statements” in such filings that are contained in the EDGAR Archives of the SEC at www.sec.gov.

Contacts

D. Sean McEwen
(214) 323-8410
inquiries@konatel.com

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KonaTel, Inc.

Consolidated Balance Sheets

	December 31, 2023	December 31, 2022
Assets
Current Assets
Cash and Cash Equivalents	$777,103	$2,055,634
Accounts Receivable, Net	1,496,799	1,510,118
Inventory, Net	1,229,770	526,337
Prepaid Expenses	129,706	61,241
Other Current Assets	—	164
Total Current Assets	3,633,378	4,153,494

Property and Equipment, Net	24,184	36,536

Other Assets
Intangible Assets, Net	634,251	634,251
Right of Use Asset	443,328	553,686
Other Assets	74,543	73,883
Total Other Assets	1,152,122	1,261,820
Total Assets	$4,809,684	$5,451,850

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts Payable and Accrued Expenses	$3,709,691	$1,348,931
Loans Payable, Net of Loan Fees	3,655,171	3,070,947
Right of Use Operating Lease Obligation - Current	127,716	118,382
Total Current Liabilities	7,492,578	4,538,260

Long Term Liabilities
Right of Use Operating Lease Obligation - Long Term	330,511	458,227
Total Long Term Liabilities	330,511	458,227
Total Liabilities	7,823,089	4,996,487
Commitments and Contingencies
Stockholders’ Equity
Common stock, $.001 par value, 50,000,000 shares authorized, 43,145,720 outstanding and issued at December 31, 2023 and 42,240,406 outstanding and issued at December 31, 2022	43,146	42,240
Additional Paid In Capital	9,182,140	8,710,987
Accumulated Deficit	(12,238,691)	(8,297,864)
Total Stockholders’ Equity	(3,013,405)	455,363
Total Liabilities and Stockholders’ Equity	$4,809,684	$5,451,850

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KonaTel, Inc.

Consolidated Statements of Operations

	Years Ended December 31,
	2023	2022
Revenue	$18,223,745	$20,023,340
Cost of Revenue	14,850,105	15,033,733
Gross Profit	3,373,640	4,989,607

Operating Expenses
Payroll and Related Expenses	3,995,698	4,974,989
Operating and Maintenance	5,804	8,129
Bad Debt	215	29,133
Professional and Other Expenses	1,526,947	1,509,269
Utilities and Facilities	191,556	206,380
Depreciation and Amortization	12,352	12,352
General and Administrative	155,734	300,042
Marketing and Advertising	154,533	106,402
Application Development Costs	138,600	146,400
Taxes and Insurance	312,804	251,196
Total Operating Expenses	6,494,243	7,544,292

Operating Loss	(3,120,603)	(2,554,685)

Other Income and Expense
Interest Expense	(820,254)	(399,031)
Other Income/(Expense), net	30	1,356
Total Other Income and Expenses	(820,224)	(397,675)

Net Loss	$(3,940,827)	$(2,952,360)

Loss per Share
Basic	$(0.09)	$(0.07)
Diluted	$(0.09)	$(0.07)
Weighted Average Outstanding Shares
Basic	42,773,269	41,863,283
Diluted	42,773,269	41,863,283

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